UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TRICO MARINE SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

KISTEFOS AS CHRISTEN SVEAAS ÅGE KORSVOLD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Kistefos AS on May 29, 2009.

GLASS LEWIS RECOMMENDS STOCKHOLDERS ELECT KISTEFOS NOMINEE TO THE TRICO MARINE BOARD AND NOT VOTE FOR THE EXISTING CHAIRMAN

Influential Proxy Advisory Firm Cites Trico’s Poor Operating and Stock Performance, Executive Compensation and Need for Board Member Aligned with Stockholder Interests

OSLO, Norway — May 29, 2009 — Kistefos AS, the largest stockholder of Trico Marine Services, Inc. (NASDAQ: TRMA), an integrated provider of subsea, trenching and marine support vessels and services, said today it is pleased that Glass Lewis, one of the nation’s leading proxy advisory firms, has recommended that Trico stockholders vote for Kistefos director nominee Christen Sveaas and several of Kistefos’ key corporate governance proposals, and withhold voting for Trico CEO Joseph S. Compofelice at the company’s upcoming Annual Meeting of Stockholders on June 10, 2009.

Citing, among other things, Trico’s “continued performance troubles,” Glass Lewis stated its support for stockholder representation on Trico’s Board of Directors, noting that Kistefos may provide a “fresh perspective to tackle the Company’s operational challenges.”  Kistefos urges Trico stockholders to vote for both of its nominees, Mr. Sveaas and Age Korsvold, in order to effect the changes necessary to help turn around Trico’s recent struggles and give all stockholders a true voice in the Boardroom.

In its report, Glass Lewis also criticized Trico’s executive compensation practices given the company’s poor performance, giving the company an “F” grade in its pay-for-performance analysis.

“We appreciate Glass Lewis’s support for our proposals and its acknowledgement of the need for fresh perspective on the Trico Board of Directors,” said Mr. Sveaas, Chairman of Kistefos.  “Stockholders deserve representation on Trico’s Board.  We are disappointed Glass Lewis did not agree with us that two directors are warranted since we strongly believe electing two directors is necessary to provide a robust voice for change in the Boardroom at critical time for Trico. This is particularly true given our nominees will still form only a minority of two on a board of nine. Both of  our nominees, if elected, will work hard to improve the financial performance of the company and restore stockholder value. We have the right experience, a strong track record of generating value for investors and are committed to being a catalyst for change and true shareholder value creation at Trico.

“We encourage all Trico stockholders to vote the blue proxy card today in support of all of Kistefos’ director nominees and proposals.  We need everyone’s support to best effect positive change, as our proposals must be approved by at least two-thirds of the outstanding stock. We urge stockholders to take action now.”

In its report, which was published on May 28, 2009, Glass Lewis noted that Kistefos “has raised valid concerns regarding [Trico Marine’s] stock price and operating performance in recent years, following its emergence from bankruptcy in 2005.”

Specifically, Glass Lewis noted that Trico’s stock has significantly underperformed its peer group, falling nearly 90 percent in the year prior to Kistefos publicly approaching the company offering to add its expertise to the Boardroom last December, compared to a 69.8 percent decline among its peer group. Glass Lewis also noted the company’s stock price has substantially underperformed its peer group and relevant indices during the last two- and three-year periods.

In terms of operational performance, Glass Lewis said that despite increasing revenue, Trico’s EBITDA margin has been declining steadily on an annual basis since fiscal 2006, its operating margin has fallen below the peer mean and median the past two years and its total debt as a percentage of EBITDA as of March 31, 2009 substantially exceeded the peer median.

“Given the continued deterioration in the Company’s stock price and operating performance, we are not convinced that the Company’s current board has sufficiently addressed these issues,” Glass Lewis said in its report.

About Kistefos AS

Kistefos AS is a private investment firm focused on making investments in medium-sized companies. Kistefos typically invests in turnaround opportunities and businesses that experience industry consolidation. Kistefos has holdings in dry cargo-shipping, offshore services and financial services, as well as technology-founded investments and real estate development. Kistefos AS was founded in 1979 and is based in Oslo, Norway.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

KISTEFOS AS, CHRISTEN SVEAAS AND ÅGE KORSVOLD (COLLECTIVELY, THE “PARTICIPANTS”) HAVE MADE A FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE 2009 ANNUAL MEETING OF THE STOCKHOLDERS OF TRICO MARINE SERVICES, INC. (THE “COMPANY”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY MATERIAL FILED BY THE PARTICIPANTS IN CONNECTION WITH THE 2009 ANNUAL MEETING, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2009 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO THE COMPANY’S STOCKHOLDERS AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT http://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS AND WILL BE CONTAINED IN SCHEDULES 13D AND 14A FILED BY THE PARTICIPANTS AND IN AMENDMENTS THERETO.

Contacts

Investors

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Steve Balet, 212-297-0720

or

Media

The Abernathy MacGregor Group

Tom Johnson/Chuck Burgess/Mike Pascale, 212-371-5999